Exhibit 99.1

                FARO RECEIVES 10-LASER TRACKER ORDER FROM BOEING

    LAKE MARY, Fla., July 18 /PRNewswire-FirstCall/ -- FARO Technologies, Inc. (Nasdaq: FARO), the only company with a complete line of portable 3D coordinate measurement systems for the Computer-Aided Measuring (CAM2) market, announced the receipt of an order for 10 FARO Laser Trackers from The Boeing Company.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20000522/FLM035LOGO )
    "These new orders follow our earlier successful FARO Laser Tracker installations at Boeing's various U.S.-based operations, not to mention the numerous FARO CMMs in place at their many suppliers," FARO CEO Simon Raab said.

    The new order consisted of 10 FARO Laser Tracker Xi units for the Boeing Rotorcraft Facility in Philadelphia, Pa. They use them to dimensionally control the manufacture, modernization and support of the twin-turbine, tandem-rotor, heavy-lift CH-47 Chinook helicopter, and the tiltrotor V-22 Osprey aircraft for the U.S. Army, U.S. Army Reserve, U.S. National Guard, U.S. Navy, and several international customers.

    The FARO Laser Tracker is a portable, three-dimensional measurement system that uses laser technology to effectively and accurately measure large parts, tooling and machinery within its 230-ft. range.

    Set on a tripod, it operates by bouncing a beam off a movable, reflective target that is guided along the surface to be measured. By simultaneously measuring two angles and the distance, it can pinpoint the position of the target to an accuracy of up to 0.001 in. As a user moves the target from one location to another, the Tracker follows, recording position points in the software of its laptop computer. If, at any point, the beam between the Tracker and target is interrupted, its XtremeADM feature allows it to re-acquire the beam without returning to a reference point. Once the target has been traced over the entire object, the Tracker compiles a 3D image of the object as a digital file.

    Besides its many applications at Boeing and other aerospace companies, FARO Laser Trackers are also used in many other industries for tasks where large-scale, high-precision measurement is needed, including aligning robotic assemblies.

    About FARO
    With more than 7,500 installations and 3,800 customers globally, FARO Technologies, Inc. (Nasdaq: FARO) and its international subsidiaries design, develop, and market software and portable, computerized measurement devices. The Company's products allow manufacturers to perform 3D inspections of parts and assemblies on the shop floor. This helps eliminate manufacturing errors, and thereby increases productivity and profitability for a variety of industries in FARO's worldwide customer base. Principal products include the FARO Laser ScanArm; FARO Laser Scanner LS; FARO Gage and Gage-PLUS; Platinum, Digital Template, Titanium, Advantage FaroArms; the FARO Laser Tracker X and Xi; and the CAM2 family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO 9001 certified and ISO-17025 laboratory registered.

SOURCE  FARO Technologies, Inc.
    -0-                             07/15/2005
    /EDITORS' ADVISORY: Download 300dpi images for this release at http://www.faro.com/Newsroom/Image_Gallery.asp /
    /CONTACT: Darin Sahler, Global Public Relations Officer, sahlerd@faro.com, or Greg Fraser, EVP, fraserg@faro.com, both of FARO Technologies,
+1-407-333-9911/
    /First Call Analyst: /
    /FCMN Contact: trowbris@faro.com /
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20000522/FLM035LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.faro.com